Exhibit 10.12

October 1, 2007

Fred Kleisner

Morgan’s Hotel Group

475 Tenth Avenue

New York, New York 10019

RE: Amendment to Employment Agreement

Dear Fred:

I have reviewed your correspondence dated September 25, 2007 which sets forth your proposed amendment to my employment agreement. I believe the first four paragraphs of your proposal accurately define the terms of our amendment and I have taken the liberty of reiterating those terms herein.

I am writing this letter (referred to as this “Amendment”) to amend the employment agreement between me and Morgans Hotel Group Management LLC, dated as of September 21, 2006 (referred to as the “Amendment”). All capitalized terms used in this Amendment and not otherwise defined shall have the meaning attributed to them in the Agreement.

My base salary, as defined in the fifth line on the first paragraph of the Agreement, shall increase to $625,000 per year ($26,041.66 semi-monthly), effective retroactively on August 15, 2007.

In addition to the equity granted to me in the Agreement, the Company will grant me an addition 15,000 Restricted Stock Units (RSUs) and 15,000 LTIP Units (as defined in the Morgan Hotel Group Co. Omnibus Incentive Plan (the “Plan”)). I will be required to sign an RSU agreement and an LTIP agreement, and the terms of the grant of RSUs and LTIP Units will be governed by the Plan and the terms of those agreements.

The Company is contemplating creating an incentive equity plan for the Hard Rock, which will require approval of the Board of Directors prior to implementation. If such a plan is implemented, under the Company’s current formulation of the plan, I will be entitled to receive Hard Rock incentive equity in an amount equal to about 30% of the proposed 5% pool designated for such Hard Rock incentive equity. Of course, the amount of and specific terms of such equity grant shall be governed by the terms of the Hard Rock incentive equity plan as

4455 Paradise Road, Las Vegas, NV 89109     702-693-5000     FAX (702) 693-5010     (800) 693-ROCK

Fred Kleisner

Morgan’s Hotel Group

October 1, 2007

Page Two

actually implemented. If no such Hard Rock incentive equity plan is implemented, the Company will review my equity awards and grant me additional equity to compensate me commensurate with the equity participation currently contemplated for me under the Hard Rock incentive equity plan proposal. The parties hereby acknowledge that without the Hard Rock incentive equity plan, I would have received an additional 15,000 RSUs and an additional 15,000 LTIP Units as part of this Amendment.

Please indicate your acceptance of this Amendment to the Agreement by signing below and returning the original of this Amendment to me.

Very truly yours,

/s/ Randy Kwasniewski
Randy Kwasniewski

Agreed and Accepted:

/s/ Fred Kleisner
Fred Kleisner